Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2006, except for Note 2, paragraph 9 of Note 8(a), paragraph 2 of Note 16 and paragraphs 1 and 8 of Note 19, as to which the date is June 12, 2006, in the Registration Statement (Amendment No. 5 to Form S-1 No. 333-131525) and related Prospectus of Gordon Biersch Brewery Restaurant Group, Inc. for the registration of 5,119,495 shares of its common stock.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

June 12, 2006